U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                              VA Partners, L.L.C.
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   (Last)                            (First)              (Middle)

   One Marittime Plaza, Suite 1400
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                                    (Street)

  San Francisco                     California              94111
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   (City)                            (State)                (Zip)

                                    3/16/01
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2.   Date of Event Requiring Statement (Month/Day/Year)


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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

                        Per Se Technologies, Inc. (PSTI)
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4.   Issuer Name and Ticker or Trading Symbol


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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 Par Value            3,021,556                      I                  As General Partner and Investment Manager
                                                                                           of ValueAct Capital Partners ,
                                                                                           L.P.,ValueAct Capital Partners II, L.P.,
                                                                                           and ValueAct  Capital International, Ltd.
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:

As General Partner and Investment Manager of ValueAct Capital Partners , L.P., ValueAct Capital Partners II, L.P., and ValueAct Capital International, Ltd.


      **Signature of Reporting Person                             Date

          /S/George F. Hamel, Jr.                                3/27/01
---------------------------------------------            -----------------------
George F. Hamel, Jr., Managing Mermber of
VA Partners, L.L.C.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

ATTACHMENT TO FORM 3 OF VA CAPITAL, L.L.C.
                                                                     Page 3 of 3


Name and Address of Additional Reporting Persons:

         Jeffrey W. Ubben
         One Maritime Plaza, Suite 1400
         San Francisco, CA 94111

         Geore F. Hamel, Jr.
         One Maritime Plaza, Suite 1400
         San Francisco, CA 94111

         Peter H. Kamin
         One Maritime Plaza, Suite 1400
         San Francisco, CA 94111


Amount of Securities Beneficially Owned: 3,021,556 shares, common stock, $0.01 par value per share Ownership Form: Indirect, as Managing Members, Principal Owners and Controlling Persons of VA Partners, L.L.C. Signatures of Additional Reporting Person:



/s/ Jeffrey W. Ubben                                        Date: March 27, 2001
-----------------------------
Jeffrey W. Ubben


/s/ George F. Hamel, Jr.                                    Date: March 27, 2001
-----------------------------
George F. Hamel, Jr.


/s/ Peter H. Kamin                                          Date: March 27, 2001
-----------------------------
Peter H. Kamin